Exhibit 10.5

CONFIDENTIAL

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Agreement constitutes an advance notice to the Employee under the Notice to the Employee Law (Employment Terms), 2002

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) dated as of July 28, 2020, (the “Effective Date”) is made and entered by and between 89bio Ltd., a company organized under the laws of the state of Israel, whose registered address is 6 Hamada St., Herzliya, Israel (the “Company”) and Ram Waisbourd (ID No. 022879340) of 30 Ben Yosef St., Tel Aviv, Israel (the “Employee”).

WHEREAS,	the Company and the Employee are parties to that certain Employment Agreement dated April 23, 2018 (the “Former Agreement”);

WHEREAS,	the Employee has been employed by the Company as COO/CBO on a full-time basis, in accordance with the Former Agreement, as of May 1, 2018 (the “Commencement Date”);

WHEREAS,

the parties hereto wish to enter into an amended and restated employment agreement in connection with the continued employment of the Employee by the Company, subject to and in accordance with the provisions herein, which shall replace the Former Agreement, provided, however, that all the Employee’s social entitlements and rights according to the Former Agreement, including, without limitation, social benefits and severance payments, shall remain in full force and effect;

NOW, THEREFORE, in consideration of the mutual premises, covenants and other agreements contained herein, the parties hereby agree as follows:

1.	Preamble and Exhibits

1.1.	The preamble to this agreement and its Exhibits constitute an integral part hereof.

1.2.	The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

General

1.	The Former Agreement. The Former Agreement is hereby cancelled with no further force and effect, except as expressly provided herein.

2.

Position. The Employee shall continue to serve in the position described in Exhibit A attached hereto. In addition, the Employee may receive different tasks, from time to time, to correlate with Company’s necessities. In his position the Employee shall continue to report regularly to the person set forth in Exhibit A hereto regarding his work, or to any other person as the Company, at its sole discretion, shall instruct the Employee from time to time (the “Supervisor”).

3.

Conscientious Discharge of Duties. The Employee shall continue to perform and discharge his duties and obligations hereunder diligently, faithfully, conscientiously and in furtherance of the Company’s best interests and its good name. The Employee agrees and undertakes to inform the Company immediately and without delay after becoming aware of any affair and/or matter that may in any way raise a conflict of interest between the Employee (or any member of Employee’s family) and the Company (including its affiliates) and/or the interests of the Company (including its affiliates), and to report and discuss problems that might prevent performing his tasks in an effective manner. During his employment by the Company, the Employee shall not receive any payment, compensation or benefit from any third party in connection, directly or indirectly, with the execution of the Employee’s position in the Company.

4.

Compliance with Company’s Policies and Applicable Law. Employee will continue to comply with all the Company’s disciplinary regulations, work-rules, policies, procedures and objectives, as in effect from time to time, and will adhere to any applicable law or provision, pertaining to his employment hereunder. In addition, the Employee will continue to document the products of his work, and all relevant information that was generated in the course of his work, in a confidential and orderly manner that will enable access and use of such information by authorized people in the Company.

5.

Scope of Employment. The scope of position of the Employee will continue to be as set forth in Exhibit A hereto. The Employee shall continue to devote his entire working time, best efforts, know-how, expertise, experience and attention to the business and affairs of the Company and to the performance of his duties to the Company, and shall not undertake or accept any other paid or unpaid employment or occupation or engage in or be associated with, directly or indirectly, any other business and/or commercial activity, except with the prior written consent of the Company’s management.

6.

It is agreed that the Employee’s position requires a special degree of personal trust, as defined in the Working Hours and Rest Law, 1951 (the “Working Hours and Rest Law”). Therefore, the Employee shall not be granted any other compensation or payment other than expressly specified in the Agreement. The Employee undertakes not to claim that the Working Hours and Rest Law applies to Employee’s employment with the Company. The Employee acknowledges the legitimacy of the Company’s requirement to work “overtime” or during “weekly rest-hours” without being entitled to “overtime compensation” or “weekly rest-hour compensation” (as these terms are defined in the Working Hours and Rest Law), and the Employee undertakes to reasonably comply with such requirements of the Company. The Employee acknowledges that the compensation to which he is entitled pursuant to this Agreement constitutes adequate compensation for Employee’s work during “overtime” or “weekly rest-hours.

7.

Location. The Employee shall continue to perform his duties hereunder at the Company’s facilities in Israel, but he understands and agrees that his position may involve significant domestic and international travel which may result in extensive period time.

8.

Employee’s Representations and Warranties. The Employee represents and warrants that the execution and delivery of this Agreement and the fulfillment of its terms: (i) will not constitute a default under or conflict with any agreement or other instrument to which he is a party or by which he is bound; and (ii) do not require the consent of any person or entity. Further, with respect to any past engagement of the Employee with third parties and with respect to any permitted engagement of the Employee with any third party during the term of his engagement with the Company (for purposes hereof, such third parties shall be referred to as “Other Employers”), the Employee represents, warrants and undertakes that: (a) his engagement with the Company is and/or will not be in breach of any of his undertakings toward Other Employers, and (b) he will not disclose to the Company, nor use, in provision of any services to the Company, any trade secrets, proprietary or confidential information belonging to any Other Employer. (c) he will not and have not removed or taken any documents or proprietary data or materials of any kind, electronic or otherwise, with him from Other Employers to the Company without written authorization from the Other Employers.

9.

Assignment. Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Employee, his beneficiaries or legal representatives without the prior written consent of the Company. This Agreement shall continue to inure to the benefit of and be enforceable by the Employee’s legal personal representative.

10.

The Company shall be entitled to transfer or assign its rights and/or obligations under this Agreement, in whole or in part, in its sole discretion. Without derogating from the generality of the aforesaid, the Employee shall continue to provide the services under this Agreement to the Company, and/or to companies affiliated with the Company in accordance with the Company’s instructions.

Use of Company Computers and Email Monitoring

11.

During his employment with the Company and in connection therewith, the Employee may be provided with a personal computer station (“Computer”) and/or a laptop computer (“Laptop”), and a personal e-mail account and address (“E-mail”), each of which shall be deemed to be solely the property of the Company.

12.

Employee shall not install and/or download any software or hardware on the Computer or Laptop or on any other computers in the Company’s possession (i) unless the Company has sufficient and valid license; or (ii) unless prior written consent was given by the Company.

Term of Employment

13.	Term. This Agreement is effective as of the Effective Date and shall continue until it is terminated pursuant to the terms set forth herein.

14.

Termination at Will. Either party may terminate the employment relationship hereunder at its/his own discretion at any time, with or without cause, for any reason, by giving the other party a prior written notice as set forth in Exhibit A (the “Notice Period.

15.

Termination for Cause. Notwithstanding the aforesaid, in the event of Cause (as defined below) the Company shall be entitled to terminate this Agreement immediately and the employment relationship between the parties shall be deemed effectively terminated upon delivery of the Company’s notice to that extent. The term “Cause” for the purpose of this Section 16 shall mean (a) a serious breach of trust including but not limited to theft, embezzlement, self-dealing, prohibited disclosure to unauthorized persons or entities of confidential or proprietary information of or relating to the Company or its affiliates or the engaging by the Employee in any prohibited business competitive to the business of the Company or any of its affiliates or any other breach of the Employees obligations under Exhibit B; or (b) willful failure to perform any of the Employee’s fundamental functions or duties hereunder or the directives of the Employee’s superior; (c) any willful act or gross negligence of the Employee resulting in material loss to the Company or material damage to the reputation of the Company or any affiliates; or (d) any other cause justifying termination or dismissal in circumstances in which the Company can deny the Employee severance payment under applicable law.

16.

Notice Period; End of Relations. During the Notice Period and unless otherwise determined by the Company in a written notice to the Employee, the employment relationship hereunder shall remain in full force and effect, the Employee shall be obligated to continue to discharge and perform all of his duties and obligations with Company, and the Employee shall cooperate with the Company and use his best efforts to assist the Company with the integration into the Company’s organization of the person(s) who will assume the Employee’s responsibilities. Upon termination of Employee’s employment with the Company, for any reason whatsoever, the Employee shall be required to return to Company any properties, equipment, documents and any other materials of the Company (e.g., company car, cellular phone, Laptop, Computer, and/or any other equipment) which were provided (if provided) to his or which are otherwise in his possession. Employee shall have no (and hereby waives any) rights of lien with respect to any such properties, equipment, documents and materials of the Company.

17.

Notwithstanding the provisions of Section 17 above to the contrary, Company shall continue to be entitled to waive Employee’s employment with Company during the Notice Period or any part thereof, at any time prior to the completion of the Notice Period. In the event Company waives Employee’s services with Company during the Notice Period as aforesaid, employer-employee relationship between the parties will come to an end forthwith or as of the effective date of such waiver (as applicable), and the Company shall pay the Employee a one-time amount equal to the Salary (including managers insurance, study fund, expenses, company car and all other benefits) that would have otherwise been paid to the Employee during the Notice Period or the remainder of the Notice Period in the event the termination becomes effective during the Notice Period, in lieu of such Notice Period, or part thereof.

18.

Notwithstanding anything herein to the contrary, the provisions of the Proprietary Information, Assignment of Inventions and Non-Competition Agreement by and between the Company and the Employee (in the form attached hereto as Exhibit B) shall survive termination or expiration of this Agreement, for any reason whatsoever.

19.

Severance Outside of the Change in Control Protection Period. If (i) the Employee’s employment with the Company is involuntarily terminated by the Company without Cause (as defined below) and not due to a breach by the Employee of the terms and conditions of this Agreement (including, but not limited to, a breach of any of the representations contained herein, Exhibit B of this Agreement, and/or the Employee Arbitration Agreement previously executed by the Employee (as applicable), or (ii) the Employee resign his employment with the Company for Good Reason (as defined below), in each case, at any time outside of the Change in Control Protection Period (as defined below), subject to the Employee’s execution of a release of claims in a form provided by the Company, the Employee will be eligible to receive severance in an amount equal to: nine (9) months of Salary at the rate then in effect minus any amounts transferred to the Employee in accordance with the Section 14 Arrangement (the “Severance Benefits”). Notwithstanding the foregoing, in the event that the Company determines, in its sole discretion, that the Company may be subject to a tax or penalty pursuant to Code Section 4980D as a result of providing some or all of the payments described in this paragraph, the Company may reduce or eliminate its obligations under this paragraph to the extent it deems necessary, with no offset or other consideration required. The Severance Benefits (excluding the payment in accordance with the Section 14 Arrangement, which will be transferred to the Employee upon the termination of his employment) will be provided in regular installments in accordance with the Company’s normal payroll practices over a period of nine (9) months commencing on the first payroll date following the date on which the Release Condition is satisfied.

For purposes herein, the “Release Condition” means the execution, delivery, and non-revocation of the release by the Employee within 30 days following his termination of employment.

For purposes herein, “Cause” means a reasonable, good faith finding by the Board of Directors of 89bio, Inc. (the “Board”) that the Employee: (i) committed, have been convicted of, or entered a plea of guilty or nolo contendere or no contest with respect to, (x) any felony or (y) any misdemeanor involving dishonesty or moral turpitude; (ii) engaged in gross negligence, willful misconduct, or any bad-faith act that is, or could reasonably be expected to be, materially injurious to the business or reputation of the Company; (iii) committed an act of fraud, embezzlement, theft, or misappropriation against the Company or otherwise in the course of his employment with, or the performance of duties for, the Company; (iv) substantially failed to perform his duties in respect of his employment diligently and in a manner consistent with prudent business practice; (v) failed to execute and carry out any reasonable lawful directive of his Supervisor or the Board that is related to the business of the Company; or (vi) engaged in any act or omission that is materially injurious the business, financial condition, or operations of the Company.

For purposes herein, “Good Reason” means the Employee’s resignation based on any of the following events without his written consent, (a) a material diminution in the Employee’s authority, duties or responsibilities; (b) a material diminution in the Employee’s annual Base Salary except if the base salaries of a significant number of other executives and members of senior management of the Company also are proportionately reduced, whether or not such reduction is voluntary on the Employee’s part or on the part of such other executives and senior management; or (c) any other action or inaction that constitutes a material breach of the terms of this Agreement. To constitute a resignation for Good Reason: (i) the Employee must provide written notice to the Company within thirty (30) days of the initial existence of the event constituting Good Reason, (ii) the Employee may not terminate his employment unless the Company fails to remedy the event constituting Good Reason within fifteen (15) days after such notice has been deemed given pursuant to this Agreement, and (iii) the Employee must terminate employment with the Company no later than fifteen (15) days after the end of the 15-day cure period in which the Company fails to remedy the event constituting Good Reason.

20.

Severance During the Change in Control Protection Period. In the event the Employee is terminated without Cause or resign for a Change in Control Good Reason (as defined below) within ninety (90) days prior to, or twelve (12) months following the consummation of a Change in Control (the “Change in Control Protection Period”), then, subject to the Release Condition described above, the amount of the Severance Benefits described above will be twelve (12) months instead of nine (9) months, will also include pro-rated payment of 1.0 times the Employee’s Target Bonus set forth in Exhibit A herein (such compensation and benefits, including the Target Bonus payment, the “Change in Control Severance Benefits”) and all Change in Control Severance Benefits will be paid in a lump sum plus, any then outstanding equity then held by the Employee that is unvested will vest in full. For purposes herein, “Change in Control” shall have the meaning set forth in the 89bio, Inc.’s Equity Plan and “Change in Control Good Reason” shall have the same meaning as “Good Reason” except that the following additional prong will apply: a material diminution in the Employee’s reporting relationship Proprietary Information; Assignment of Inventions and Non-Competition

21.

By executing this Agreement, the Employee confirms and agrees to the provisions of the Company’s Proprietary Information, Assignment of Inventions and Non-Competition Agreement attached as Exhibit B hereto. For the avoidance of doubt, and without derogating from the foregoing, the Employee’s undertakings set forth in the Company’s Proprietary Information, Assignment of Inventions and Non-Competition Agreement attached as Exhibit B to the Former Agreement shall remain in full force and effect.

Salary and Additional Compensation; Managers Insurance/Pension Fund

22.

Base Salary. The Company shall continue to pay to the Employee as compensation for the employment services an aggregate base salary, in the amount set forth in Exhibit A hereto, as amended (the “Base Salary”).

23.

Global Overtime Remuneration. Since Both the Company and the Employee expect that the work load at the Company may require from time to time extensive volume of working hours, the Company will continue to pay to the Employee on a monthly basis, in addition to the Base Salary and in consideration of any services that the Employee may render at overtime hours, a global gross amount as set forth in Exhibit A hereto, as amended (the “Global Overtime Remuneration”), which reflects full compensation for the amount of overtime hours which the Employee is expected to work per month. The Global Overtime Remuneration has been determined according to Company’s knowledgeable estimation of the scope of overtime hours per month which the Employee’s position requires. The Base Salary together with the Global Overtime Remuneration shall continue to constitute the “Salary” for purposes of this Agreement. Employee acknowledges and agrees that he shall not be allowed to provide work beyond the aforementioned scope of overtime hours, without receiving prior written consent from his Supervisor to do so, and that he shall not be entitled to any form of salary or compensation, or any other rights or claims whatsoever, for any work performed beyond the aforementioned limited scope of hours, unless Employee has received prior written consent to perform such work beyond the aforementioned scope of overtime hours

24.

It is hereby agreed, that the Global Overtime Remuneration is conditional and shall continue to be a real and true supplement above and beyond the Employee’s Base Salary. However, without derogating from the nature of the Global Overtime Remuneration, the Salary (i.e. Base Salary together with the Global Overtime Remuneration) shall continue to be taken into account as a basis for the purpose of calculating the Employee’s social entitlements and rights according to this Agreement, including social benefits and severance payments. For the avoidance of any doubt, no other payment, right or benefit to which the Employee is entitled under the Agreement or by law shall be taken into account in such calculation. Except as specifically set forth herein, the Salary includes any and all payments to which the Employee is entitled from the Company hereunder and under any applicable law, regulation, extension order or agreement.

25.

The Salary shall continue to be payable to the Employee in accordance with the Company’s normal and reasonable payroll practices, no later than the 9th day of each calendar month after the month for which the Salary is paid, after deduction of applicable taxes and like payments.

26.

It is hereby expressly agreed that should it be resolved by a competent court that regardless of the parties’ assumption and the payment of the Global Overtime Remuneration, that the Employee is entitled, in consideration of any services that he rendered at overtime hours, for overtime payments on a detailed hourly basis and/or other additional payments under the Hours of Work and Rest Law, 5711-1951, then the Employee shall repay to the Company the full amount of Global Overtime Remuneration received from the Company (together with interest and linkage differentials according to law), and by signing this Agreement the Employee hereby renders his express approval and permits the Company to offset such Global Overtime Remuneration from any amount that he will be awarded (if awarded) due to such ruling.

27.

Recording of Hours. Per the requirements under applicable law, the Employee shall continue to cooperate with the Company in maintaining a record of the number of hours of work performed, in accordance with the Company’s policy and instructions.

28.	Special Compensation.

It is hereby acknowledged and agreed, that an amount equal to 10% of the Salary will continue to be paid to the Employee as special compensation for any contributions and/or inventions that have been and/or shall be created, developed and/or conceived by the Employee, including, without limitations, “service inventions” as defined in the Israeli Patent Law, 5727-1967, (the “Patent Law”) (if and to the extent there are and/or will be any), for the assignment thereof to the Company, for any rights, benefits, royalties and other compensation, to the extent that they shall be awarded by a judicial body, including under Section 134 of the Patent Law or under the Copyright Law, 5768-2007, in connection with such contributions and/or inventions, and for the Employee’s waiver of any moral rights, benefits, royalties and/or other compensation in connection therewith, pursuant to Sections 7 to 15 of Exhibit B hereto.

29.

Insurance Scheme and Social Benefits. The Company and the Employee will continue to obtain and maintain managers insurance or a pension fund according to the Employee’s choice (the “Insurance Scheme”), as follows:

29.1.

Should the Employee elect to obtain a managers’ insurance policy (the “Managers Insurance”): (i) Severance - the Company will pay an amount equal to 8 1⁄3% of the Salary; (ii) Pension and disability insurance at the rate required to insure 75% of the Employee’s Salary - the Company will pay an amount equal to 6 1⁄2% of the Salary. In any event, the amount allocated to the pension component alone will not be less than 5% of the Salary. In the event that it will be necessary to increase the costs of the disability component so that the Employer’s contribution will exceed the amount of 6 1⁄2% of the Salary, the aggregate cost to the Company for purchasing the disability component together with the contributions towards the pension component, will not be greater than 7.5% of Salary. (iii) The Company will deduct from the Employee’s Salary a sum equal to 6% of the Salary as Employee’s contribution.

29.2.

Should the Employee elect to obtain a pension fund (the “Pension Fund”): (i) Severance - the Company will pay an amount equal to 8 1⁄3% of the Salary; (ii) Pension - the Company will pay an amount equal to 6 1⁄2% of the Salary, and will deduct from the Employee’s Salary a sum equal to 6% of the Salary as Employee’s contribution.

30.

Section 14. All amounts deducted and paid by the Company in accordance with Section 30 above will be transferred to the Employee upon the termination of the Employee’s employment (other than in circumstances in which the Employee’s entitlement to severance compensation may be denied by a final court decision and/or under applicable law) and the same shall be in lieu of the Company’s statutory obligation to pay severance pay, if required, for all intents and purposes pursuant to the Severance Pay Law, 5723-1963 (the “Severance Pay Law”), and the Company shall be relieved from any additional or other obligation to pay the Employee severance payment. The parties acknowledge and agree that the agreement set forth in this provision is in accordance with Section 14 of the Severance Pay Law, 1963, and in accordance with the general approval of the Labor Minister dated June 9, 1998, promulgated under said Section 14, a copy of which is attached hereto as Exhibit C.

31.	The Employee will continue to bear any and all taxes applicable to the Employee in connection with any amounts paid by the Employee and/or Company to the Insurance Scheme under Section 30 above.

Additional Benefits

32.

Vacation. The Employee shall continue to be entitled to the number of vacation days per year as set forth in Exhibit A. The Company shall continue to be entitled to direct use of the vacation days, in coordination and agreement with the Employee. Employee shall continue to be required to utilize a minimum of ten (10) leave days annually, and if Employee does not do so, Employee shall continue to be entitled to accrue a maximum of 30 unexploited leave days, except as per the Annual Leave Law, 5711-1951.

33.	Sick Leave. The Employee entitlement to sick leave shall continue to be in accordance with applicable law, against the presentation of appropriate medical records.

34.	Convalescence Pay. The Employee shall continue to be entitled to Convalescence Pay (“Dmei Havra’a”) if and to extent entitled pursuant to applicable extension order.

35.	Additional benefits. Employee shall continue to be entitled to additional benefits if and to the extent set forth in Exhibit A.

Miscellaneous

36.	References to the masculine gender shall include the feminine, unless the context otherwise requires.

37.

The laws of the State of Israel shall apply to this Agreement and the sole and exclusive place of jurisdiction in any matter arising out of or in connection with this Agreement shall be the Tel-Aviv Regional Labor Court.

38.

The provisions of this Agreement are in lieu of the provisions of any collective bargaining agreement, and therefore, no collective bargaining agreement shall apply with respect to the relationship between the parties hereto (subject to the applicable provisions of law).

39.

No failure, delay or forbearance of either party in exercising any power or right hereunder shall in any way restrict or diminish such party’s rights and powers under this Agreement, or operate as a waiver of any breach or nonperformance by either party of any terms or conditions hereof.

40.

In the event it shall be determined under any applicable law that a certain provision set forth in this Agreement is invalid or unenforceable, such determination shall not affect the remaining provisions of this Agreement unless the business purpose of this Agreement is substantially frustrated thereby.

41.

Withholdings shall continue to be deducted at source from payments made hereunder to the Employee according to applicable law, including, but not limited to, Israeli income tax, National Security (“Bituach Leumi”) and Health Tax. The Employee shall continue to bear any tax imposed in connection with the payments and benefits provided for in this Agreement.

42.	The preface and Exhibits to this Agreement shall continue to constitute an integral and indivisible part hereof.

43.

This Agreement constitutes the entire understanding and agreement between the parties hereto, supersedes any and all prior discussions, agreements and correspondence with regard to the subject matter hereof, and may not be amended, modified or supplemented in any respect, except by a subsequent writing executed by both parties hereto. It is hereby agreed by the Employee that the offer letter executed between the Employee and 89bio, Inc., as of April 15, 2020, is terminated in its entirety with no further force and effect and is hereby replaced by this Agreement.

44.

The Employee acknowledges and confirms that all terms of the Employee’s employment are personal and confidential, and undertake to keep such terms in confidence and refrain from disclosing such terms to any third party.

45.

Sexual Harassment. Employee acknowledges that the Company complies with the Prevention of Sexual Harassment Law and Regulations, and that it has a Prevention of Sexual Harassment Charter of which Employee has been made aware. Employee undertakes to comply with such Law, Regulations and Charter, all of which may be amended from time to time.

46.

The Employee acknowledges and agrees that the provisions of this Agreement are in lieu of the provisions of any collective bargaining agreement, and therefore, no collective bargaining agreement shall apply with respect to the relationship between the parties hereto (subject to the applicable provisions of law)

[Signature page follows]

IN WITNESS WHEREOF, the parties have duly executed this Amended and Restated Employment Agreement on the Effective Date.

Rohan Palekar		Ram Waisbourd
Rohan Palekar		Ram Waisbourd
89bio Ltd.		Aug 6, 2020
By:	/s/ Rohan Palekar
Title:	CEO JULY 30, 2020

Exhibit A

Name of Employee:	Ram Waisbourd.

Position:	COO and CBO.

Scope of Position:	Full-time.

Supervisor:	The CEO of 89bio, Inc.

Notice Period:	The Notice Period shall be thirty (30) days.

Base Salary:	NIS 48,020 per month.

Global Overtime Compensation:	NIS 12,005 per month.

Vacation Days per Year:	In accordance with applicable law, but no less than 22 days.

Travel Expenses:	In Accordance with applicable law.

Out of Pocket Expenses:	The Company will reimburse the Employee for out of pocket business related expenses reasonably incurred in the performance of his duties, as approved by the Board in the annual budgeting process and in accordance with any expense claiming policies and guidelines promulgated by the Company from time to time.

Education Fund:	The Company and Employee shall continue to maintain an advanced study fund (Keren Hishtalmut) according to applicable law (the “Fund”). The contributions to the Fund shall continue to be made on a monthly basis as set forth below. The Company shall continue to contribute to such Fund an amount equal to 7.5% of the Salary, subject to Employee’s contribution of an additional 2.5% of the Salary. Notwithstanding anything herein to the contrary, neither party shall contribute nor shall the Company deduct from each monthly Salary an amount greater than the maximum amount exempt from tax payment by applicable laws. The Employee shall continue to be responsible for any tax imposed in connection with the above fund and/or in connection with the Company’s contributions thereto. Employee hereby instructs the Company to transfer to such Fund the amount of the Employee’s and the Company’s contribution from each monthly Salary payment.

Equity Grants	Subject to the discretion and approval of the Board or the Compensation Committee of the Board, the Employee will continue to be eligible to receive awards under 89bio, Inc.’s 2019 Amended and Restated Equity Incentive Plan (or any successor thereto) (the “Equity Plan”) from time to time in accordance with the terms and conditions thereof.

Car-related Expenses:	The Company will pay Employee an amount of NIS 4,000 per month in connection with car-related expenses. Employee shall not be required to present documentation regarding the car expenses.

Performance Bonus:	Each Year, the Employee shall have the opportunity to earn a discretionary “on-target” bonus in the amount of up to 32.5% of the Employees’ annual Salary (the “Target Bonus”). The Employee’s actual bonus amount will be determined in accordance with the Company’s bonus policy. Any annual bonus with respect to a particular year will be paid within 2 1/2 months following the end of the year for which the annual bonus relates. The Employee must remain continuously employed through the end of the applicable calendar year to be eligible to receive an annual bonus payment for a particular calendar year.

Exhibit B

Name of Employee: Ram Waisbourd

ID No. of Employee: 022879340

General

1.

Capitalized terms herein shall have the meanings ascribed to them in the Agreement to which this Exhibit is attached (the “Agreement”). For purposes of any undertaking of the Employee toward the Company, the term “Company” herein shall include the parent company of the Company and any subsidiaries and affiliates of the Company. The Employee’s obligations and representations and the Company’s rights under this Exhibit shall apply as of the Commencement Date, regardless of the date of execution of the Agreement.

Confidentiality; Proprietary Information

2.

Employee acknowledges and agrees that Employee will have access to confidential and proprietary information or data (whether originated by the Company or received from third parties) concerning the business, technological and/or financial activities of the Company, including, without limitation, patents, patent applications, trademarks, copyrights and other intellectual property, and information relating to the same, technologies and products (actual or planned), techniques, processes, methods, systems, designs, drawings, photographs, models, prototypes, computer programs, ideas, samples, concepts, know how, development or experimental work, work in progress, mask work, inventions, improvements, research and development activities, research data, research results, research records, test results, materials, formulas, trade secrets and industrial secrets, product plans, business strategies, financial information, forecasts, personnel information, and also confidential commercial information such as investments, investors, service providers, customers lists, suppliers lists, cost data, marketing plans, etc., all the above - whether documentary, written, graphic, oral or computer generated, shall be referred to herein as “Proprietary Information”.

3.

Proprietary Information shall be deemed to include any and all proprietary information disclosed by or on behalf of the Company, or to which Employee was otherwise exposed to in the course of his engagement with the Company, or in connection therewith (whether prior or after the execution of the Agreement), and irrespective of form but excluding information that (i) was known to Employee prior to Employee’s association with the Company, as can be evidenced by the Employee; (ii) is or shall become part of the public knowledge except as a result of the breach of the Agreement or this Exhibit by Employee; (iii) reflects general skills and experience of the Employee; or (iv) reflects information and data generally known in the industries or trades in which the Company operates except as a result of the breach of the Agreement or this Exhibit by Employee.

4.

Employee recognizes that the Company received and will receive confidential or proprietary information from third parties, subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. In connection with such duties, such information shall be deemed Proprietary Information hereunder, mutatis mutandis.

5.

Employee agrees that all Proprietary Information, and any and all patents, trademarks, copyrights and other intellectual property and ownership rights in connection therewith as the same shall be from time to time shall be the sole and exclusive property of the Company. Disclosure of the Proprietary Information to the Employee shall in no way serve to create, by implication or otherwise, on the part of the Employee, a license to use, or any proprietary right in, Company’s Proprietary Information and/or in Company’s Inventions (as defined below) including in any proprietary product, trademark, copyright or other right of Company. At all times, both during the employment relationship between the parties and for an unlimited period after the termination of the engagement between the parties, Employee will keep in confidence and trust all Proprietary Information, and will not disclose or use, for itself or others, directly or indirectly, any Proprietary Information or anything relating to it without the written consent of the Company, except as may be necessary in the ordinary course of performing Employee’s duties under the Agreement, whilst maintaining the Company’s best interests.

6.

Upon termination of Employee’s engagement with the Company, Employee will promptly deliver to the Company all Proprietary Information, including all records, products and samples received, and any copies thereof, as well as any notes, memoranda or other writings or documentation which contain or pertain to the Proprietary Information or any portion thereof, and all other documents and materials of any nature pertaining to Employee’s engagement with the Company, and will not take with his any documents or materials or copies thereof containing any Proprietary Information.

Disclosure and Assignment of Inventions

7.

Employee understands that the Company is engaged in a continuous program of research, development, and production and marketing in connection with its business and that, as an essential part of Employee’s employment with the Company, Employee is expected to make to and create inventions of value for the Company.

8.	For the purpose of this Exhibit, the following capitalized terms shall have the following meaning:

“Inventions” means any and all inventions, innovations, improvements, designs, original works of authorship, formulas, concepts, techniques, methods, systems, processes, compositions of matter, know how, computer software programs, databases, mask works and trade secrets, whether or not patentable, copyrightable or protectable as trade secrets;

“Company Inventions” means any Inventions that are discovered, made or conceived or first reduced to practice or created by Employee, whether alone or jointly with others, during or after the period of Employee’s engagement with the Company, and that are: (i) developed using equipment, supplies, facilities or Proprietary Information of the Company, (ii) result from work performed by Employee for the Company and/or in connection therewith, or (iii) related to the field of business of the Company, research and development of the Company, during the Non-Compete Period.

9.

From and after the date Employee first became employed with the Company, Employee undertakes and covenants that he will promptly disclose in confidence to the Company all Inventions deemed as Company Inventions. The Employee agrees and undertakes not to disclose to the Company any confidential information of any third party and, in the framework of his employment by the Company, not to make any use of any intellectual property rights of any third party.

10.

Employee acknowledges and agrees that all Company Inventions (including all work products, and any by-products or residuals thereof), will be the sole and exclusive property of the Company, and the Employee shall retain no rights therein whatsoever.

11.

Employee hereby irrevocably transfers and assigns to the Company all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights in any Company Invention, and any and all moral rights that the Employee may have in or with respect to any Company Invention.

12.

The Employee hereby agrees and understands that he is not, nor will he be, entitled to (and for the avoidance of any doubt hereby expressly and irrevocably waives in advance on) any right he might have to receive royalties or any other compensation in connection and/or with regard to any Company Inventions, service inventions (as defined in the Patent Law) and/or any of the intellectual property rights set forth above (including, without limitations, any right to receive royalties or other payment according to Section 134 of the Patents Law and/or other applicable law), including any commercialization of such Company Inventions, Service Inventions and/or any of the intellectual property rights.

13.

Without derogating from the foregoing, Employee hereby agrees never to assert any claim and/or demand to any intellectual property rights, royalties and/or other payment with respect to the Company’s Inventions, and that if, at any time (notwithstanding the Employee’s express agreement set forth above) a competent court, registrar, tribunal or arbitrator in a proceeding properly brought before it, holds that

Employee is entitled to receive royalties or other payment (in addition to the special compensation explicitly set forth in this Agreement) with regard to any Company Inventions, service inventions, or any of the intellectual property rights set forth above, then the Employee’s Salary shall be automatically and retroactively reduced such that the Employee shall be obligated to promptly repay to the Company the full amount of special compensation received from the Company pursuant to Section 29 of the Agreement. The amount to be repaid to the Company as aforesaid, shall bear interest, shall be linked to the Cost of Living Index in accordance with the law from the date of payment thereto to the Employee and until the date of repayment, and shall not derogate from any other right, relief or legal remedy to which the Company shall be entitled pursuant to the Agreement and/or under any applicable law.

14.

Employee hereby agrees, warrants and acknowledges that the special compensation delineated in Section 29 of the Agreement constitutes a full, fair and appropriate consideration for: (i) any Invention that shall be invented and/or developed by the Employee (if and as far as such have been or will be invented and/or developed) and for any contribution of the Employee to the Company Invention; (ii) the assignment of the Company Inventions, service inventions and the intellectual property rights set forth above; and (iii) the waiver of royalties or other payments as set forth above, and Employee shall not be entitled to any other compensation with respect thereto.

15.

Employee agrees to assist the Company, at the Company’s expense, in every proper way to obtain for the Company and enforce patents, copyrights, mask work rights, and other legal protections for the Company Inventions in any and all countries. Employee will execute any documents that the Company may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections. Such obligation shall continue beyond the termination of Employee’s engagement with the Company. Employee hereby irrevocably designates and appoints the Company and its authorized officers and agents as Employee’s agent and attorney in fact, coupled with an interest to act for and on Employee’s behalf and in Employee’s stead to execute and file any document needed to apply for or prosecute any patent, copyright, trademark, trade secret, any applications regarding same or any other right or protection relating to any Proprietary Information (including Company Inventions), and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, trademarks, trade secrets or any other right or protection relating to any Proprietary Information (including Company Inventions), with the same legal force and effect as if executed by Employee herself.

Non-Competition and Non-Solicitation

16.

In order to enable the Company to effectively protect its legitimate interests and Proprietary Information (which constitute the essence of its protected business and commercial advantage in which significant capital investments were made), Employee agrees and undertakes that he will not, so long as the Agreement is in effect and for a period of six (6) months following termination of the Agreement, for any reason whatsoever, directly or indirectly, as owner, partner, joint venturer, stockholder, employee, broker, agent, principal, trustee, corporate officer, director, licensor or in any capacity whatsoever, engage in, become financially interested in, be employed by, render services, or otherwise have any connection with any business or venture that is engaged in any activities competing with the business and/or activities of the Company.

17.

Employee agrees and undertakes that during the employment relationship and for a period of twelve (12) months following termination of this engagement for whatever reason, Employee will not in any manner, directly or indirectly, including personally or in any business in which Employee may be an officer, director or shareholder: (i) recruit, induce or solicit for employment any person who is employed by the Company, or any person retained by the Company as a consultant, advisor or the like who is subject to an undertaking towards the Company to refrain from engagement in activities competing with the activities of the Company, or was retained as an employee or a consultant during the twelve (12) months preceding termination of Employee’s employment with the Company; and/or (ii) solicit from the clients of the Company any business in competition with the Company that involves activities in which the Company was engaged or had already planned to be engaged during the term of Employee’s engagement with the Company.

18.	Employee acknowledges and agrees that his Salary includes, among others, adequate compensation for his undertakings in Sections 16 and 17.

Corporate Opportunities

19.

The Employee shall inform the Company, as soon as practicable, on every matter, which might create a conflict of interests with the employment under this Agreement. The Employee shall not appropriate for herself or for any other person other than the Company, or any affiliate of the Company, any such opportunity unless, as to any particular opportunity, he shall have first obtained the prior written consent of the CEO of the Company. Such duty to notify the Company and to refrain from appropriating all such opportunities shall neither be limited by, nor shall such duty limit, the application of the general law relating to the fiduciary duties of a contractor or an agent.

Reasonableness of Protective Covenants

20.	The Employee declares and acknowledges that:

20.1.

The Employee’s obligations of confidentiality, non-competition and non-solicitation included in this Exhibit are necessary and essential to protect the business of Company and to realize and derive all the benefits, rights and expectations of conducting Company’s business, and that the scope and duration of such obligations and the other protective covenants contained herein is fair, reasonable and proportional in all aspects, especially in light of the special compensation to which the Employee is entitled in consideration for his covenants hereunder (which constitutes good and valuable consideration for Employee’s agreement to be bound by such covenants).

20.2.

Breach of an obligation under this Exhibit shall contradict the nature of the special trust and relationship of loyalty between the parties, the fair and proper business practices, the duty of good faith and fairness between the parties, shall harm the Company, and shall constitute a material breach of this Agreement and the trade secrets, confidential connections, confidential information, and other privileged interests of the Company.

20.3.

The Employee declares that his obligations under this Exhibit, which are reasonable and proportional, do not prevent the Employee from developing his general knowledge and professional expertise in the area of his business, with regard to those who are not customers and employees of the Company and without usurping its trade secrets.

20.4.

Nevertheless, if any of the restrictions set forth in this Exhibit shall for any reason be found by a court having jurisdiction to be unreasonable or excessively-broad as to geographic area, scope, activity or time or to be otherwise unenforceable or invalid, the parties hereto intend for the restrictions set forth in this Exhibit to be reformed, modified and redefined by such court so as to be reasonable and enforceable to the fullest extent possible and, as so modified by such court, to be fully enforced.

Remedies for Breach

21.

Employee acknowledges that the legal remedies for breach of the provisions of this Exhibit may be found inadequate and therefore agrees that, in addition to the repayment to the Company of the special compensation received by the Employee under the Agreement and all of the remedies available to Company in the event of a breach or a threatened breach of any of such provisions, the Company may also, in addition to any other remedies which may be available under applicable law, obtain temporary, preliminary and permanent injunctions against any and all such actions.

Survival

22.	The undertakings of the Employee set forth in this Exhibit B shall remain in full force and effect after termination of the Agreement.

/s/ Ram Waisbourd
Name:	Ram Waisbourd
Date:	Aug 6 2020

Exhibit C

GENERAL APPROVAL REGARDING PAYMENTS BY EMPLOYERS TO A PENSION FUND AND INSURANCE FUND IN LIEU OF SEVERANCE PAY

By virtue of my power under section 14 of the Severance Pay Law, 1963 (hereinafter: the “Law”), I certify that payments made by an employer commencing from the date of the publication of this approval publication for his employee to a comprehensive pension benefit fund that is not an insurance fund within the meaning thereof in the Income Tax (Rules for the Approval and Conduct of Benefit Funds) Regulations, 1964 (hereinafter: the “Pension Fund”) or to managers insurance including the possibility of an insurance pension fund or a combination of payments to an annuity fund and to a non-annuity fund (hereinafter: the “Insurance Fund), including payments made by him by a combination of payments to a Pension Fund and an Insurance Fund, whether or not the Insurance Fund has an annuity fund (hereinafter: the “Employer’s Payments), shall be made in lieu of the severance pay due to the said employee in respect of the salary from which the said payments were made and for the period they were paid (hereinafter: the “Exempt Salary”), provided that all the following conditions are fulfilled:

(1)	The Employer’s Payments -

(a)

To the Pension Fund are not less than 14 1/3% of the Exempt Salary or 12% of the Exempt Salary if the employer pays for his employee in addition thereto also payments to supplement severance pay to a benefit fund for severance pay or to an Insurance Fund in the employee’s name in an amount of 2 1/3% of the Exempt Salary. In the event the employer has not paid an addition to the said 12%, his payments shall be only in lieu of 72% of the employee’s severance pay;

(b)	To the Insurance Fund are not less than one of the following:

(1) 13 1/3% of the Exempt Salary, if the employer pays for his employee in addition thereto also payments to secure monthly income in the event of disability, in a plan approved by the Commissioner of the Capital Market, Insurance and Savings Department of the Ministry of Finance, in an amount required to secure at least 75% of the Exempt Salary or in an amount of 2 1/2% of the Exempt Salary, the lower of the two (hereinafter: “Disability Insurance”);

(2) 11% of the Exempt Salary, if the employer paid, in addition, a payment to the Disability Insurance, and in such case the Employer’s Payments shall only replace 72% of the Employee’s severance pay; In the event the employer has paid in addition to the foregoing payments to supplement severance pay to a benefit fund for severance pay or to an Insurance Fund in the employee’s name in an amount of 2 1/3% of the Exempt Salary, the Employer’s Payments shall replace 100% of the employee’s severance pay.

(2)	No later than three months from the commencement of the Employer’s Payments, a written agreement is executed between the employer and the employee in which -

(a)

The employee has agreed to the arrangement pursuant to this approval in a text specifying the Employer’s Payments, the Pension Fund and Insurance Fund, as the case may be; the said agreement shall also include the text of this approval;

(b)

The employer waives in advance any right, which it may have to a refund of monies from his payments, unless the employee’s right to severance pay has been revoked by a judgment by virtue of Section 16 and 17 of the Law, and to the extent so revoked and/or the employee has withdrawn monies from the Pension Fund or Insurance Fund other than by reason of an entitling event; in such regard “Entitling Event” means death, disability or retirement at after the age of 60.

(3)

This approval is not such as to derogate from the employee’s right to severance pay pursuant to any law, collective agreement, extension order or employment agreement, in respect of salary over and above the Exempt Salary.

/s/ Ram Waisbourd
Ram Waisbourd
Aug 6 2020